August 2011 Pricing Sheet dated August 29, 2011 relating to Free Writing Prospectus dated July 28, 2011 Registration Statement No. 333-158385 Filed pursuant to Rule 433

STRUCTURED INVESTMENTS
Opportunities in International Equities

Trigger PLUS Based on the Value of the iShares® MSCI Brazil Index Fund due February 22, 2013
Performance Leveraged Upside SecuritiesSM
PRICING TERMS – August 25, 2011
Issuer:		HSBC USA Inc.
Maturity date:		February 22, 2013, subject to adjustment as described in the accompanying underlying supplement no. 4
Underlying shares:		Shares of the iShares® MSCI Brazil Index Fund
Aggregate principal amount:		$2,409,000
Payment at maturity:
•   If the final share price is greater than the initial share price:
$10 + the leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
•   If the final share price is less than or equal to the initial share price and is greater than the trigger level:
$10
•   If the final share price is less than or equal to the trigger level:
$10 x the share performance factor
This amount will be less than the stated principal amount of $10, which will result in a loss of at least 10%, and possibly all, of your investment.  All payments on the Trigger PLUS are subject to the credit risk of HSBC.

Leveraged upside payment:		$10 x leverage factor x share percent increase
Leverage factor:		150%
Share percent increase:		(final share price – initial share price) / initial share price
Initial share price:		$60.49, which was the closing price of one underlying share on the pricing date, as determined by the calculation agent
Final share price:
The closing price of one underlying share on the valuation date, as determined by the calculation agent, and as adjusted by the calculation agent as described under “Additional Terms of the Notes—Antidilution and Reorganization Adjustments” in the accompanying underlying supplement no. 4.

Trigger level:		$54.441, which is 90% of the initial share price
Valuation date:		February 19, 2013, subject to adjustment as described in the accompanying underlying supplement no. 4
Share performance factor:		final share price / initial share price
Maximum payment at maturity:		$14.30 per Trigger PLUS (143% of the stated principal amount)
Stated principal amount:		$10 per Trigger PLUS
Issue price:		$10 per Trigger PLUS (see “Commissions and Issue Price” below)
Pricing date:		August 25, 2011
Original issue date:		August 30, 2011 (3 business days after the pricing date)
CUSIP:		40433C627
ISIN:		US40433C6277
Listing:		The Trigger PLUS will not be listed on any securities exchange.
Agent:		HSBC Securities (USA) Inc., an affiliate of HSBC. See “Supplemental plan of distribution (conflicts of interest)” in the accompanying free writing prospectus dated July 28, 2011.
Commissions and Issue Price:	Price to Public(1)	Fees and Commissions(1)(2)	Proceeds to Issuer
Per Trigger PLUS	$10	$0.20	$9.80
Total	$2,409,000	$48,180	$2,360,820
(1)
The actual price to public and fees and commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of Trigger PLUS purchased by that investor.  The lowest price payable by an investor is $9.925 per Trigger PLUS.  Please see “Syndicate Information” on page 7 of the accompanying free writing prospectus dated July 28, 2011 for further details about the applicable price to public and fees and commissions.

(2)
HSBC Securities (USA) Inc., acting as agent for HSBC, will receive a fee of $0.20 per $10 stated principal amount and will pay the entire fee to Morgan Stanley Smith Barney LLC as a fixed sales commission of $0.20 for each Trigger PLUS they sell.  See “Supplemental plan of distribution (conflicts of interest)” in the accompanying free writing prospectus dated July 28, 2011.

You should read this document together with the free writing prospectus describing the offering and the related underlying supplement no. 4, product supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.
The free writing prospectus at: http://www.sec.gov/Archives/edgar/data/83246/000114420411042685/v229815_fwp.htm
The underlying supplement no. 4 at: http://www.sec.gov/Archives/edgar/data/83246/000114420410055207/v199610_424b2.htm
The product supplement at: http://www.sec.gov/Archives/edgar/data/83246/000114420409019791/v145840_424b2.htm
The prospectus supplement at: http://www.sec.gov/Archives/edgar/data/83246/000114420409019785/v145824_424b2.htm
The prospectus at: http://www.sec.gov/Archives/edgar/data/83246/000104746909003736/a2192100zs-3asr.htm

The Trigger PLUS are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction, and involve investment risks including possible loss of the stated principal amount invested due to the credit risk of HSBC.

HSBC has filed a registration statement (including a prospectus, a prospectus supplement, a product supplement and underlying supplement no. 4) with the SEC for the offering to which this document relates.  Before you invest, you should read the prospectus, prospectus supplement, product supplement and underlying supplement no. 4 in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering.  You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov.  Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement and underlying supplement no. 4 if you request them by calling toll-free 1-866-811-8049.

“Performance Leveraged Upside SecuritiesSM” and “PLUSSM” are service marks of Morgan Stanley.

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